SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2003

SYSTEMONE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation)

000-21325	65-0226813

(Commission File Number)	(I.R.S. Employer Identification No.)

8305 N.W. 27th Street Suite 107, Miami, Florida	33122

(Address of principal executive offices)	(Zip Code)

(305) 593-8015
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Exhibit Index at Page 5

Item 5. Other Events and Regulation FD Disclosure.

     On September 30, 2003, SystemOne Technologies Inc. (“SystemOne”) entered into a Comprehensive Settlement Agreement (the “Settlement Agreement”) with Safety-Kleen Systems, Inc. (“Safety-Kleen”), to terminate the Second Amended and Restated Marketing and Distribution Agreement dated as of March 8, 2001 between SystemOne and Safety-Kleen (the “Marketing and Distribution Agreement”) effective September 30, 2003. The Settlement Agreement, which is subject to approval of the bankruptcy court administering Safety-Kleen’s reorganization, provides for a total payment of $14 million to SystemOne, consisting of a $10 million termination fee and a $4 million lump sum payment of the accumulated deferred price on the approximately 30,000 SystemOne parts washer units shipped to Safety-Kleen under the Marketing and Distribution Agreement prior to its termination. The amounts due under the Settlement Agreement are $2 million payable on October 6, 2003, $1 million payable within 11 days after the Safety-Kleen bankruptcy court approval becomes final and non-appealable, $7 million payable no later than December 31, 2003, provided that Safety-Kleen’s plan of reorganization, which has already been approved by the bankruptcy court, becomes effective prior to December 1, 2003 and the $4 million balance payable in monthly installments with the final payment due no later than March 31, 2004. If Safety-Kleen’s plan of reorganization does not become effective prior to December 1, 2003, the final $11 million is payable with interest in monthly installments with the final payment due no later than March 31, 2004.

     Under the Marketing and Distribution Agreement, Safety-Kleen was appointed the exclusive North American distributor of SystemOne parts washers for a term of five years commencing January 2001 and provided for the purchase of 65,500 parts washer units over a five-year term through December 2005. The Settlement Agreement cancels all remaining purchase commitments for October 2003 through December 2005, settles previously disclosed disputes between the parties, and releases the parties from all claims that each may have against the other. Additionally, Safety-Kleen will have the right in 2005 to purchase the lesser of up to 3,000 SystemOne parts washer units or one-sixth of SystemOne’s then annual production capacity.

     Because Safety-Kleen is SystemOne’s only customer, SystemOne will have to establish new distribution channels for its products. In order to conserve resources pending development of a new distribution system, SystemOne is reducing its production force and non-essential corporate personnel. Although the Settlement Agreement will provide SystemOne with $14 million, which will be used to fund its transition from single customer distribution to multiple distribution channels and to service its debt and other ongoing obligations, there can be no assurance that SystemOne’s efforts to establish new distribution channels will be successful or that such amount will be sufficient to sustain any such effort. Any failure to obtain new distributors and customers in a timely manner could have a material adverse effect on SystemOne’s results of operations, cash flows and financial condition. If the payments under the Settlement Agreement, together with any future sales revenue and other available capital resources are insufficient to fund SystemOne’s transition to a new distribution system, System could be required to seek additional debt or equity capital. There can be no assurance that any such additional capital would be available on acceptable terms or at all.

     This Current Report on Form 8-K contains forward-looking statements regarding future events and the future performance of SystemOne that involve risks and uncertainties that could cause actual events to differ materially. Such uncertainties include the ability to enter into satisfactory arrangements with distributors and other resellers of SystemOne’s parts washers; the ability of SystemOne and any such distributors and resellers to penetrate the market for parts washers and to offer the SystemOne parts washers on commercial terms and prices that will be attractive to customers; and the sufficiency of SystemOne’s current financial resources to sustain SystemOne’s operations pending the development of a new distribution system and sales revenues. SystemOne refers you to the documents that it files from time to time with the Securities and Exchange Commission which contain other important factors that could cause its results to differ from its current expectations.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits

The following Exhibit is provided in accordance with the provisions of Item 601 of Regulation S-B and is filed herewith:

10.1	Comprehensive Settlement Agreement dated as of September 30, 2003 between SystemOne Technologies Inc. and Safety-Kleen Systems, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMONE TECHNOLOGIES INC

Date: October 1, 2003	By: /s/ Paul I. Mansur

Paul I. Mansur Chief Executive Officer

EXHIBIT INDEX

10.1	Comprehensive Settlement Agreement dated as of September 30, 2003 between SystemOne Technologies Inc. and Safety-Kleen Systems, Inc.